Exhibit 5.1

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 104 South Main Street / Ninth Floor / Greenville, South Carolina 29601 Tel: 864.250.2300 Fax: 864.232.2925 www.nelsonmullins.com

January 14, 2009

Tidelands Bancshares, Inc.

875 Lowcountry Blvd.

Mount Pleasant, South Carolina 29464

     Re: Tidelands Bancshares, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Tidelands Bancshares, Inc., a South Carolina corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this letter, on behalf of the selling securityholders (the “Selling Securityholders”), relating to: (i) a warrant dated December 19, 2008 (the “Warrant”) to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”); and (ii) 571,821 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares” and, together with the Warrant, the “Securities”). The Warrant was issued pursuant to a Letter Agreement, dated as of December 19, 2008, incorporating the terms of the Securities Purchase Agreement—Standard Terms, between the Company and the United States Department of the Treasury (the “Purchase Agreement”).

In giving the opinions hereinafter set forth, we have examined and relied upon, among other things: (i) the Registration Statement; (ii) the Purchase Agreement; (iii) the Warrant; (iv) the Company’s Restated Articles of Incorporation, as amended; (v) the Company’s Amended Bylaws; (vi) certain resolutions of the Company’s Board of Directors; and (vii) originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, instruments and records as we have deemed necessary or appropriate under the circumstances for us to express the opinions hereinafter set forth. As to various factual matters, we have relied upon certificates of officers of the Company and certificates and orders of various public officials and upon factual information we have obtained from other sources as we have deemed to be appropriate. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials. Without limiting the generality of the foregoing, we have assumed that the Company will maintain sufficient authorized and unissued shares to issue all Warrant Shares that are issuable in accordance with the Warrant. For purposes of this opinion we have relied without independent verification upon factual information supplied to us. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

In giving the opinions hereinafter set forth, we have also assumed that, prior to the offer and sale of the Securities by the Selling Securityholders, all appropriate action will be taken to register and qualify the Securities for sale under applicable state securities or “blue sky” laws. We express no opinion as to the compliance with the state securities or “blue sky” laws of any jurisdiction, and the opinions hereinafter set forth are qualified in that respect.

Insofar as the opinions hereinafter set forth relate to the Warrant to be sold by the Selling Securityholders being fully paid and nonassessable, such opinions are based solely on a certificate of an officer of the Company confirming the Company’s receipt of the consideration called for by the Purchase Agreement.

We do not express any opinion concerning any law other than the laws of the State of South Carolina.

Subject to the foregoing and the other matters set forth herein, it is our opinion that: (i) the Warrant to be sold by the Selling Securityholders has been duly authorized and is validly issued, fully paid and nonassessable, and (ii) upon issuance in accordance with the terms of the Warrant, and when certificates representing the Warrant Shares shall have been duly countersigned by the Company’s Transfer Agent and registered by its Registrar, the Warrant Shares to be sold by the Selling Securityholders shall have been duly authorized, validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the South Carolina Business Corporation Act. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. This opinion speaks only as to the date hereof. It is possible that future changes or developments in facts, circumstances or applicable law could alter or affect the opinions expressed herein; however, we do not undertake to update or supplement these opinions or to otherwise advise the Company or any other person of any change in respect of any event, circumstance, law, code, statute, rule or regulation, or its construction or application, that becomes relevant after the date hereof.

It is understood that the opinions expressed herein are to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included in the Registration Statement under the heading “Legal Matters.” In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,
/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP

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